EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT
                         _______________________________



The Board of Directors
Immunomedics, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-44501 and 333-69975) on Form S-3 and (No. 33-56844 and 33-16260) on Form S-8
of Immunomedics, Inc. of our report dated August 20, 1999, except as to paragraphs nine through eleven of Note 7, which are as of October 11, 1999, relating to the consolidated balance sheets of Immunomedics, Inc. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of operations and comprehensive loss, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999, which report appears in the June 30, 1999 annual report on Form 10-K of Immunomedics, Inc.


                                                                       KPMG LLP

Short Hills, New Jersey
October 13, 1999

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